Exhibit 2.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of January 1, 2010, by and between Debbie Werner (the “Seller”), United Oil & Gas, Inc. (the “Company”), and United States Oil & Gas Corporation (the “Purchaser”).

RECITALS:

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desire to sell to the Purchaser, all of the issued and outstanding capital stock of the Company;

WHEREAS, in consideration for the purchase of all of the issued and outstanding stock of the Company, the Purchaser will pay to the Seller an amount in stock of the Purchaser, cancellation of indebtedness of the Company and a promissory note (collectively, the “Purchase Price”) as further described herein; and

WHEREAS, the parties hereto intend for the Seller and Seller’s spouse to remain employed by the Company after the consummation of the transaction contemplated hereby, and have agreed to set forth the terms of such employment pursuant to a form of Employment Agreement as referenced herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

SALE OF STOCK

1.1           Sale of Stock.  The Seller hereby agree to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, 400 shares of Common Stock of the Company with no par value, constituting all of the issued and outstanding shares of stock of the Company (the “Shares”).

1.2           Closing Date.  The closing of the purchase and sale of the Shares hereunder (the “Closing”) will take place at the offices of Andrews Kurth LLP, 111 Congress Avenue, Suite 1700, Austin, Texas 78701, at 10:00 a.m., Austin, Texas time, on the date hereof, or at such other time and place as the parties hereto shall agree.  The date of the Closing is hereinafter referred to as the “Closing Date.”

1.3           Consideration.  In consideration for the sale of the Shares by the Seller to the Purchaser, the Purchaser shall, immediately upon the Closing, pay to the Seller the Purchase Price calculated as follows:

(a)           Cancellation and termination in full of that certain promissory note in the amount of $350,000 dated December 7, 2009, payable by Company to Purchaser (the “Seller Note”);

(b)           A number of shares of common stock of the Purchaser (the “Purchaser Shares”) with an aggregate value of $150,000, with the per share price of the Purchaser Shares being deemed to be the trading price of the Purchaser Shares on the Electronic Over the Counter Markets (Pink Sheets) as of the business day immediately prior to Closing (which Purchaser Shares shall not be delivered to Seller until the audit of the Company has been performed and the number of shares has been adjusted if necessary, in accordance with Section 1.4(a) hereof); and

(c)           A promissory note (the “Note”) in the aggregate principal amount of $500,000 bearing interest at 5.0% per annum with a maturity date of December 31, 2011, in the form attached hereto as Exhibit A.

1.4           Adjustment of Purchase Price.

(a)           Within 180 days following Closing, Purchaser shall cause an audit to be performed on the Company.  In the event that the value of Account Receivable plus Inventory less Accounts Payable is greater than the value of such calculation shown on the Balance Sheet (as defined herein), Purchaser shall adjust the number of Purchaser Shares to reflect the increase in value.

(b)           The outstanding aggregate principal amount of the Note shall be adjusted from time to time as set forth in the Note.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Purchaser.  In connection with the purchase and sale of the Shares, the Purchaser hereby represents and warrants to the Seller and to the Company as follows as of the Closing Date:

(a)           The Purchaser is a corporation organized, existing and in good standing under the laws of the state of Delaware.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and carry out and perform its obligations hereunder.  This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally,  and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)           The Purchaser hereby confirms that the Shares will be acquired for investment for such the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

(c)           The Purchaser has not incurred, nor will it incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fee or agents’ commissions or any similar charges in connection with this Agreement.

2.2           Representations and Warranties of the Seller.  In connection with the purchase and sale of the Shares, Seller hereby represents and warrants to the Purchaser as of the Closing Date and except as set forth on the Disclosure Schedule attached hereto:

(a)           Seller has all requisite power and authority (i) to execute and deliver this Agreement, (ii) to sell the Shares and (iii) to execute and deliver this Agreement and to carry out and perform its obligations hereunder.  This Agreement, when executed and delivered by Seller, will constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not

(i)           contravene, conflict with or result in a violation of any provision of the organizational documents of the Company;

(ii)          contravene, conflict with or result in a violation of any of the terms of, or give any federal, state or local governmental authority the right to challenge the transaction contemplated hereby or to exercise any remedy or obtain any relief under, any law or governmental order to which the Seller, the Company, or any of the assets owned or used by the Company may be subject;

(iii)           cause the Purchaser or the Company to become liable for the payment of any tax, or cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority;

(iv)           result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any provision of any mortgage, indenture, agreement, instrument or contract to which the Company or Seller is a party or by which the Company or Seller is bound; or

(v)            result in the imposition or creation of any lien or other encumbrance upon or with respect to any of the assets owned or used by the Company.

(b)           Seller has (i) good and marketable title to the Shares to be sold by Seller, free and clear of any liens, encumbrances, equities, claims, voting trust arrangements, pledges, security interests, rights to purchase such Shares, and restrictions whatsoever, and (ii) upon the delivery of, against payment for, such Shares pursuant to this Agreement, the Purchaser will acquire good and marketable title thereto, free and clear of any liens, encumbrances, equities, claims, voting agreements or voting trust arrangements, pledges, security interests, rights to purchase such Shares, and restrictions whatsoever, except for restrictions under applicable securities laws.  There are no outstanding warrants, options or other rights to acquire shares of common stock or any other equity security of the Company, nor has the Company entered into any agreement with another party that could give any other party the right to acquire shares of common stock or any other equity security of the Company.

(c)           No consent, notice, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or other person on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

(d)           Section 2.2(d) of the Disclosure Schedule contains a complete and accurate list of the Company’s name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).  The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is currently being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the contracts to which it is a party.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.  The Seller has delivered to the Purchaser true, correct and complete copies of the organizational documents of the Company as currently in effect.

(e)           The authorized equity securities of the Company consist of 400 shares of common stock, no par value, of which 400 shares are issued and outstanding and constitute the Shares.  The Seller is the sole record and beneficial owners of the Shares, free and clear of all liens, encumbrances, equities, claims, voting trust arrangements, pledges, security interests, rights to purchase, or restrictions whatsoever.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  None of the outstanding equity securities of the Company was issued in violation of the Securities Act of 1933 or any other law.

(f)           The Seller has delivered to the Purchaser (i) a consolidated balance sheet of the Company as of December 31, 2008 and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended (together with the notes thereto and report thereon of Widmer Roel PC, independent certified accountants, (the “Balance Sheet”), and (ii) an unaudited consolidated balance sheet of the Company as of December 31, 2009 and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the 12 months then ended, including in each case the notes thereto (the “Interim Balance Sheet”).  Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

(g)           The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of the Company during the three years prior to Closing.

(h)           Section 2.2(h) of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds or other interests therein owned by the Company.  The Company owns all the property and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet.  All properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all liens or other encumbrances.

(i)            The building, plants, structures and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of them is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, plants, structures and equipment of the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

(j)            The Company has in full force and effect fire and casualty insurance policies, with coverage in amounts (subject to reasonable deductibles) customary for companies similarly situated.

(k)           All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Subject to any reserves for uncollectible accounts set forth on the Balance Sheet or the Interim Balance Sheet, each account receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes payable.  Section 2.2(k) of the Disclosure Schedule sets forth a complete and accurate list of all accounts receivable of the Company as of the date of the Interim Balance Sheet.

(l)            The Company’s properties and operations are in compliance in all material respects with all laws applicable to the Company or by which any of its properties or operations is bound or affected. The Company has not received any notice or other communication (whether written or oral) from any federal, state or local governmental authority regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any applicable law, rule or regulation.

(m)           Section 2.2(m) of the Disclosure Schedule sets forth each federal, state, county or local governmental consent, license, permit, grant, or other authorization of a federal, state or local governmental authority (the “Permits”) (i) pursuant to which the Company currently operates or holds any interest in any of its properties related to its business or (ii) that is required or useful for the operation of its business or the holding of any such interest, and all of such Permits are in full force and effect.

(n)           The Company has received no notice of, and there is not pending or, to the knowledge of the Company, threatened, any legal proceeding against, affecting or involving the Company or the transactions contemplated by this Agreement, at law or in equity, and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in such a legal proceeding.

(o)           The Company has timely filed or, if not yet due, will timely file all tax returns required to be filed by it.  All such tax returns are true, correct and complete in all material respects.  The Company has paid when due and payable all taxes imposed upon it, its business or its assets.  There are no liens arising from or related to taxes (other than for current taxes not yet due and payable) on or pending against the Company or any of the assets or properties of the Company’s business.

(p)           The Company has complied and is in compliance with all laws relating to employment, labor or the workplace, including laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, tax withholding, unemployment compensation, workers’ compensation, employee privacy and right-to-know.

(q)           Neither the Seller nor the Company has incurred, nor will they incur, directly or indirectly, as a result of any action taken by the Seller or Company, any liability for brokerage or finders’ fee or agents’ commissions or any similar charges in connection with this Agreement.

(r)            Environmental, Health and Safety Matters.

(i)           The Company has been and is in compliance in all material respects with all applicable Environmental Health and Safety Laws and possesses and is in compliance in all material aspects with any permits or licenses required under Environmental Health and Safety Laws.

(ii)          The Company’s real property, including groundwater located thereunder, is not presently contaminated by any Hazardous Substance and as historically and presently handled, no Hazardous Substances could reasonably be expected to result in a material adverse affect on the business.

(iii)         No notice has been issued and no investigation or review is pending or threatened by any person with respect to any alleged violation by the seller of any Environmental, Health and Safety Law or any alleged failure to have all permits required in connection with the operation of the business and the purchased assets.

(iv)        The Seller has provided to Purchaser copies of all of the environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to the purchased assets.

(v)         For the purposes of this Section 2.2(t), “Environmental, Health and Safety Law” means any federal, state or local law (including common law), rule, regulation, order, ordinance, writ, judgment, injunction, decree, or determination applicable to the business relating to pollution or the protection of public health and safety, employee health and safety or the environment, the release or threatened release of any Hazardous Substances into the environment, the generation, management, transportation, storage, treatment and disposal of Hazardous Substances, or the pollution of air, soil, groundwater or surface water; and “Hazardous Substances” means:

  (a)             any wastes, chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import, under any Environmental, Health and Safety Law;

  (b)             any hydrocarbon or petroleum or component thereof, (including, without limitation, crude oil, natural gas, natural gas liquids, or condensate that is not reasonably and commercially recoverable;

  (c)              oil and gas exploration or production wastes including produced water; or

  (d)              radioactive materials, friable asbestos, mercury, lead based paints, urea formaldehyde and polychlorinated biphenyls.

(s)            Section 2.2(u) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company: employer, name, job title, and current compensation.

(t)            Section 2.2(v) of the Disclosure Schedule lists all of the Company’s employee benefit agreements, plans or arrangements.  With respect to each plan set forth on Section 2.2(v) of the Disclosure Schedule, (i) it has been administered in all material respects in compliance with its terms and with all applicable laws, (ii) there are no unfunded liabilities thereunder, (iii) it may be terminated at anytime without liability to the Company, and (iv) no liabilities will arise thereunder as a result of the consummation of any transaction contemplated hereby.  The Company does not have, and never has had, any employee benefit plan intended to qualify under Title IV of ERISA.  The Company is not subject to any multiemployer plan, as described in Section 4001(a)(3) of ERISA.

(u)           The Company has no liabilities arising out of or incurred in connection with the operation of its business, except for those liabilities that have been incurred in the ordinary course of business and are reflected on or reserved against in the Balance Sheet or the Interim Balance Sheet.

(v)           Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Company, and no event has occurred or circumstance exists that may result in such material adverse change.

(w)           No representation or warranty of the Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, misleading.

ARTICLE III.

CONDITIONS TO CLOSING

3.1           The Purchaser’s obligation to purchase the Shares at the Closing is subject to the satisfaction or waiver, on or prior to the date of Closing, of the following conditions:

(a)           The representations and warranties made by the Seller in Section 2.2 hereof shall be true and correct as of the Closing.

(b)           The Seller shall have performed all obligations required herein to be performed by it on or prior to the Closing.

(c)           The Company and Seller shall have executed an Employment Agreement and the Company and Mike Werner shall have executed an Employment Agreement, each in form reasonably satisfactory to both parties.

(d)           The Company shall have executed a termination of the Seller Note in form reasonably satisfactory to the Purchaser.

(e)           The Purchaser, the Seller and Mike Werner shall have executed the Asset Purchase Agreement in the form attached hereto as Exhibit B;

(f)            The Seller shall have caused the Board of Directors of the Company to be composed of Debbie Werner and Alex Tawse, effective as of the Closing Date.

(g)           The Seller shall have tendered the certificates representing the Shares, together with duly executed stock powers and assignments separate from certificates in the form attached hereto as Exhibit C, thereby transferring ownership of the Seller’ Shares to the Purchaser.  Such delivery shall be against payment of the Purchase Price in accordance with the terms set forth herein.

(h)           The parties hereto shall have obtained all material governmental and third party consents to the transaction (if necessary).

3.2           The Seller’ obligation to sell the Shares at the Closing is subject to the satisfaction or waiver, on or prior to the date of Closing, of the following conditions:

(a)           The representations and warranties made by the Purchaser in Section 2.1 hereof shall be true and correct as of the Closing.

(b)           The Purchaser shall have performed all obligations required herein to be performed by it on or prior to the Closing.

(c)           The Company and Seller shall have executed an Employment Agreement and the Company and Mike Werner shall have executed an Employment Agreement, each in form reasonably satisfactory to both parties.

(d)           The Purchaser, the Seller and Mike Werner shall have executed the Asset Purchase Agreement in the form attached hereto as Exhibit B;

(e)           The Purchaser shall have executed the Note in substantially the form attached hereto as Exhibit A.

ARTICLE IV.

POST-CLOSING COVENANTS

4.1           The Seller, the Purchaser and the Company agree as follows with respect to the period following the Closing:

(a)           The Seller shall have the exclusive right to control daily business operations of the Company during the period of time beginning on the Closing and ending on the date upon which the Note is paid in full or otherwise terminates.

(b)           Beginning on January 31, 2010, Seller shall cause the Company to make monthly payments to Purchaser in the amount of $5,000 for so long as Seller maintains day-to-day control over the operations of the Company.

(c)           If, upon the earlier of (x) the date upon which Seller determines to sell the Purchaser Shares, and (y) the date upon which the Note has been paid in full, the value of the Purchaser Shares is less than the value of such shares as of the Closing Date (as adjusted to reflect any purchase price adjustments pursuant to Section 1.4(a)), Purchaser shall issue to Seller an additional amount of shares of its common stock such that the value of the common stock held by the Seller on such date is equal to the value of the common stock held by the Seller on the Closing Date.

ARTICLE V.

INDEMNIFICATION

5.1           Indemnification.

(a)           The representations and warranties made by the Seller pursuant hereto or in any document, certificate, schedule, or instrument delivered in connection herewith shall survive the Closing and shall continue in effect for twelve (12) months following Closing, except that (i) the representations and warranties set forth in Section 2.2(p) shall survive Closing in accordance with the applicable statute of limitations and (ii) the representations and warranties set forth in Section 2.2(b) shall survive indefinitely; provided, however, that any indemnification obligation shall not terminate as to any Losses, as defined below, with respect to which a Claim Notice, as defined below, has been delivered to the Seller prior to the expiration of the applicable survivability period, and provided further that Seller’s indemnification obligations for fraud or intentional misrepresentation shall not terminate until the expiration of the applicable statute of limitations, regardless of whether the underlying representation or warranty has terminated.

(b)           Except to the extent caused by the Purchaser’s gross negligence or willful misconduct, the Seller shall indemnify and hold harmless the Purchaser and its directors, officers, employees, shareholders and agents from and against any and all demands, actions or causes of action, claims, liabilities, damages, losses, fines, costs and expenses (including interest, penalties and reasonable attorneys fees and expenses) (collectively, “Losses”), incurred by any of them and arising out of or based upon:

(i)           any breach by the Seller or the Company of its representations, warranties, covenants or agreements set forth in this Agreement, or any other document or instrument delivered by the Seller pursuant hereto or thereto;

(ii)          any breach by the Seller or the Company of any covenant or obligation of such party in this Agreement; or

(iii)         any obligation of the Seller’s imposed on the Purchaser by operation of law in connection with the transactions contemplated by this Agreement.

THE PURCHASER AND THE SELLER INTEND THAT SUCH PURCHASER, ITS AGENTS AND REPRESENTATIVES BE INDEMNIFIED FROM LIABILITY FOR ITS OWN NEGLIGENCE PURSUANT TO THIS SECTION 5.1(a).

5.2           Indemnification Claims.

(a)           Promptly after the incurrence of any Losses by a party entitled to indemnification pursuant to Section 5.1  (an “Indemnitee”), including any claim by a third party described in subsection 5.2(b), which might give rise to indemnification, the Indemnitee shall deliver to the party from which indemnification is sought (the “Indemnitor”) a notice that specifies in a reasonable detail each individual item of Loss, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  Claims for Losses to which an Indemnitor shall not object in writing within thirty (30) days after receipt of notice, and claims for Losses which are contested and resolved by agreement or judicial determination or shall have been settled with the consent of the Indemnitor shall be paid within ten (10) days.

(b)           If a claim or demand is made against either party by any third party (a “Third Party Claim”) as to which the Indemnitor may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee, within a reasonable time after receipt of such claim or demand, shall notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim (a “Claim Notice”).  The failure by any Indemnitee to deliver a Claim Notice to the Indemnitor shall not relieve the Indemnitor from any liability that it may have to such Indemnitee under this Agreement, except to the extent that the Indemnitor shall have demonstrated that it has been actually prejudiced as a result of such failure.  Upon receipt of a Claim Notice, the Indemnitor shall have the right, but not the obligation, to assume and control the defense and settlement of the Third Party Claim for and on behalf of the Indemnitee.  The Indemnitor shall have 5 (five) business days to notify the Indemnitee in writing of its decision in this regard.  If the Indemnitor is entitled to and elects to exercise its right to assume and control the defense and settlement of the Third Party Claim, then the Indemnitor shall diligently and continuously defend such Third Party Claim through counsel reasonably satisfactory to the Indemnitee, and the Indemnitee shall have the right to participate in the defense and settlement thereof at its own expense.  The Indemnitee shall cooperate with the Indemnitor in the defense and settlement thereof (including preserving and sharing relevant documents and records, attending and testifying at hearings and proceedings, and the like), and the Indemnitor shall not, without the Indemnitee’s prior written consent, settle such Third Party Claim unless the sole relief provided in such settlement is monetary in nature and shall be paid in full by the Indemnitor.  If the Indemnitor declines to assume and control the defense of the Third Party Claim, then the Indemnitee may proceed to defend the Third Party Claim as it sees fit, with a full reservation of rights against the Indemnitor.

(c)           The Seller’ indemnification obligations shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by or on behalf of the Purchaser at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement.  Neither the exercise of nor the failure to exercise the foregoing rights shall constitute an election of remedies or limit in any manner the enforcement of any other remedies that may be available.

ARTICLE VI.

LEGENDS

6.1           Legends.  The share certificate evidencing the Shares purchased hereunder shall be endorsed with the following legends:

(a)           “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)           Any legend required to be placed thereon by the Delaware General Corporation Law or any other applicable state securities laws.

ARTICLE VII.

MISCELLANEOUS

7.1           General Provisions.

(a)           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of North Dakota, without regard to the conflict of law provisions thereof.

(b)           Additional Undertakings.  Each party hereto hereby agrees to take such additional action and execute such additional documents as the Purchaser may deem reasonably necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on any party or the Shares pursuant to the express provisions of this Agreement.

(c)           Notice.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given to the person designated below (i) on the date of delivery if delivered in person; (ii) on the first business day after being sent by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission; (iii) on the third business day following the deposit thereof in the United States Mail, provided it is mailed by certified mail, return receipt requested and postage prepaid and properly addressed; or (iv) on the second business day after being sent by air courier.  Furthermore and notwithstanding the foregoing, an electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 7.1(c) if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a nonelectronic form.  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.  Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.  Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified below:

if to the Purchaser, to:

United States Oil & Gas Corp.
11782 Jollyville Road
Suite 211B
Austin, TX  78750
Attention:  Alex Tawse
Email:  alex@usaoilandgas.com
Fax:  (512) 628-6880

and a copy (which shall not constitute notice) to:

Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, TX  78701
Attention:  Ted Gilman
Fax:  (512) 320-9292

and if to the Seller, to:

Debbie Werner
P.O. Box 386
Bottineau, ND 58318
Email: unitedog@utma.com
Fax:  701-228-3012

and a copy (which shall not constitute notice) to:

John R. Gregg
Attorney at Law
416 Sinclair Street
P.O. Box 26
Bottineau, ND 58318
Fax:  701-228-3647

(d)           Entire Agreement; Amendment.  This Agreement represents the entire agreement among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement may only be amended, modified or waived in a writing referencing this Agreement signed by the Purchaser and the Seller.

(e)           Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(f)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  This Agreement may be executed and delivered by facsimile transmission.

(g)           Expenses.  Each party hereto shall be responsible for and pay its own legal, accounting and other professional fees and charges and all other costs and expenses incurred in connection with the transactions contemplated herein.

(h)           Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Purchaser and the Purchaser’s legal representatives, heirs, legatees, distributees, assigns and transfers by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

(i)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(j)           Joint Product.  This Agreement is the joint product of the Seller and the Purchaser and each provision hereof and thereof has been subject to the mutual consultation, negotiation and agreement of the Seller and the Purchaser and shall not be construed against any party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

SELLER:

/s/ Debbie Werner
Debbie Werner

PURCHASER:

UNITED STATES OIL & GAS CORPORATION

/s/ Alex Tawse
Alex Tawse
President and Chief Executive Officer

COMPANY:

UNITED OIL & GAS, INC.

/s/ Debbie Werner
Debbie Werner
President

Signature Page to Securities Purchase Agreement

Exhibit A

Form of Note

[See attached]

Signature Page to Securities Purchase Agreement

Exhibit B

Form of Asset Purchase Agreement

[See attached]

Signature Page to Securities Purchase Agreement

Exhibit C

STOCK POWER AND ASSIGNMENT

FOR the Purchase Price set forth in that certain Securities Purchase Agreement dated as of the date hereof, the undersigned (i) hereby irrevocably SELLS, ASSIGNS AND TRANSFERS unto United States Oil & Gas Corporation (“Assignee”), the 400 shares (the “Shares”) of the common stock of United Oil & Gas, Inc., a North Dakota corporation (the “Company”), no par value (the “Common Stock”), standing in the undersigned’s name on the transfer ledger of the Company, represented by Certificate No. __; (ii) represents and warrants to Assignee that: the undersigned (A) has full power and authority to transfer the Shares pursuant hereto, and such transfer of the Shares will not conflict with or result in a default under governing document, contract, agreement, order or law to which the undersigned is a party or subject; (B) has good and marketable title to the Shares and, upon delivery of the Shares duly endorsed for transfer and upon payment of the purchase price therefor by Assignee, Assignee will acquire good and marketable title to the Shares, free and clear of all liens, encumbrances, security interests, restrictions and claims of any kind; and (C) has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the sale of the Shares; and (iii) does hereby irrevocably constitute and appoint the Secretary of the Company as Attorney-in-fact to transfer such shares on the books of the Company, with full power of substitution and resubstitution in the premises.

/s/ Debbie Werner

Debbie Werner

DISCLOSURE SCHEDULE

2.2(d)	Seller Company Information:

Signature Page to Securities Purchase Agreement

United Oil and Gas, Inc.

Incorporated and authorized to do business in the State of North Dakota

One shareholder is Debbie Werner with 100% of outstanding shares (400 shares)

The Company is duly organized, validly existing and in good standing under the laws of North Dakota with full corporate power and authority to conduct its business as it is currently being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the contracts to which it is a party.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.  The Seller has delivered to the Purchaser true, correct and complete copies of the organizational documents of the Company as currently in effect.

2.2(h)       List of Real property (see following page)

Assets owned by United Oil and Gas, Inc. - Included in Sale to USOG

Item	Purchase Price	Finance Balance	Additional Information
2009 Ford Pickup	$47,000	$39,000	Ford Credit
2008 Bobcat with attachments	$36,834	$26,028	GE Capital
Mike's Propane tanks (50+)	$48,355
Improvements to Uo6 Bulk Plant	$3,082
Improvement to Propane plant	$1,546
C-Store Improvements	$10,370	$7,980	Swift Financial
10 tanks in Bulk Gas & Fuel Plant
Tokkeim tank gauges & vent packages
Valves, hoses & other bulk plant items	$200,082
Propane Bulk Plant & Equipment	$63,648
Propane single axle hauler and LP equip	$8,156
12 - 500 gallon AG LP tanks	$10,596
5 - 1,000 gallon AG LP tanks	$8,265
1986 GMC truck	$5,000
1995 IHC 4900 diesel truck	$62,000
1997 GMC C7500 diesel truck	$38,000
1991 IHC 4900 diesel truck	$28,000	$20,600	IHC Tandem Loan
1979 IHC gas truck	$11,000
2000 Freightliner FL70 truck	$33,000	$12,021	Manifest Funding
2002 GMC 3/4 ton PU	$18,000
2006 Ford Freestyloe truck	$16,000
2001 Yale 7610 forklift	$18,000
2008 DCT flat bed trailor	$4,000
Crown 5000 LB Pallet jack	$500
20-250 gallon gaged tank totes	$4,000
2-ACE Roto mold 1000 gallon poly tanks	$1,000
3-UL steel 1000 gallon skid tanks	$4,500
3-Fillrite Model #700 Gas pumps	$2,100
300 gallon steel fuel tank on stand	$800		Leased to Turtle Mountain Pork
Other Misc equipment	$4,881
Drum Packaging, Tools, and Equipment	$4,682
C-Store Equipment	$13,109
Shelving	$3,300
Office Equipment - c store	$11,779
Misc Equipment for plant, trucks & pumps	$5,120
Other Misc equipment	$12,126
UOG Office equipment	$7,813
Office supplies, furniture and Reg. Items	$11,110

		$28,330	Edward Jones Equipment loan
		$13,080	Direct Capital LP Equipment
		$52,016	SBA Equip Loan

	$757,754	$199,055

2.2(k)         Accounts Receivable balance at December 31, 2009 was $71,321.59, none of which is greater than 90 days old.

2.2 (m)	Complete list of federal, state, city, and local permits and licenses:

State of ND Sales and Use tax permits
Turtle Mt. Band of Chippewa Indians license	for doing business on/for reservation
State of ND Gas, Fuel, & LP license
State of SD gas license
State of SD wholesaler permit
United States Gov't Ultimate Vendor permit	for sales to tax exempt orgs and refund of taxes
CCR	required for sales to state and local governments

2.2(u)	Employee Names, Position, and Salaries:

Mike	Werner	President	$36,000	salary
Deb	Werner	Vice President	$36,000	salary
Brad	Picard	Bulk driver	$1,250.00	bi-weekly
Kristen	Lehmann	Secretary	$7.50	per hour
Josh	Lemke	Laborer	$8.00	per hour
John	Gourneau	Manager	$1,000.00	bi-weekly
Boston	Werner	Asst Mgr of store	$9.50	per hour
Chris	Jerome	Gas/till attendant	$8.75	per hour
Dave	DeCoteau	Gas attendant	$7.50	per hour
Roy	Parisien	Gas attendant	$7.50	per hour
Jessica	Bercier	Cashier	$7.50	per hour
Terrance	Malaterre	Cashier	$7.50	per hour

2.2(v)
There are no employee benefit plans other than 1 week vacation during first year of employment and 2 weeks vacation for 2 or more years employment. There is a Christmas bonus each year that is determined on a case by case basis.